EXHIBIT G-1

New Century Energies, Inc., et al. (70-    )

          New Century Energies, Inc. ("NCE"), it service company subsidiary, New Century Services, Inc., and its non-utility holding company subsidiary, New Century Enterprises, Inc., together with, Public Service Company of Colorado, a Colorado public utility company ("PSCo"), Cheyenne Light, Fuel and Power Company ("Cheyenne"), WestGas Interstate Inc., e prime, inc. and its subsidiary companies ("e prime"), PS Colorado Credit Corporation ("PSCC"), Natural Fuels Corporation, PSRI Investments, Inc., Green & Clear Lakes Company, 1480 Welton, Inc., each of 1225 Seventeenth Street, Denver, Colorado 80202 and Southwestern Public Service Company, a New Mexico public utility company ("SPS" and together with PSCo and Cheyenne, the "Utility Subsidiaries"), Utility Engineering Corporation and its subsidiary companies and Quixx Corporation and its subsidiary companies ("Quixx"), each of Tyler at Sixth, Amarillo, Texas 79101 (together, "Applicants")(all subsidiaries, "Subsidiaries")(all subsidiary companies, excluding the Utility Subsidiaries, the "Non-Utility Subsidiaries") have filed a joint application/declaration under sections 6, 7, 9, 10, 12(b), 12(c), 12(e), 12(f), 32 and 33 and rules 42, 43, 45, 53 and 62 thereunder.

          The Applicants are seeking, for the period from the effective date of an order in this matter through December 31, 2002 (the "Authorization Period"), as more fully described below, Commission authorization for: (1) external financings by

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          NCE, including (a) equity financing, (b) short-term financing, (c)
interest rate and equity swaps and (d) the issuance of other securities; (2) financing by the Utility Subsidiaries, including (a) short-term debt, (b) interest rate swaps and (c) the issuance of other securities; (3) financing by the Non-Utility Subsidiaries; (4) intrasystem financing of Subsidiaries, including (a) open account advances, long term loans and/or capital stock purchases and (b) guarantees; (5) changes in capital stock of the Subsidiaries;
(6) the formation and retention of financing entities; (7) certain existing financing arrangements; (8) the establishment of two money pool arrangements through December 31, 2002, including (a) a Utility Money Pool and (b) a Non-Utility Money Pool; (9) financing for the purpose of acquiring exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs"); (10) the acquisition, redemption or retirement of securities; and (11) the solicitation of proxies, consents or authorizations to seek shareholder approval.

          The Applicants request authority to engage in various financing and related transactions, for a period from the effective date of an order in this matter through December 31, 2002, for which the specific terms and conditions are not at this time known. The authorization is sought subject to the following conditions: (1) NCE's (and each Utility Subsidiary's) common equity will be at least 30% of its consolidated capitalization; (2) any long-term debt issued to unaffiliated


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persons pursuant to an authorization in this proceeding will be, or will meet the qualifications for being, investment grade; (3) the effective cost of money on financings authorized in this proceeding will not exceed, for long-term debt, 300 basis points over the rate borne by comparable term U.S. Treasury securities, and for short-term debt, 300 basis points over the London interbank offered rate; (4) the effective cost of money for preferred stock and other fixed income oriented securities will not exceed 500 basis points over the interest rate borne by 30 year term U.S. Treasury securities; (5) the maturity of authorized indebtedness will not exceed 50 years; (6) issuance expenses in connection with an offering of securities, including any underwriting fees, commissions or other similar compensation, may not exceed 5% of the total amount of the securities being issued; (7) the aggregate amount of external financing will not exceed $10 billion, the aggregate amount of intrasystem financing will not exceed $4 billion and the aggregate amount of intrasystem guarantees and other credit support will not exceed $4 billion; (9) the proceeds of the proposed financings will be used for general and corporate purposes including:
(a) capital expenditures of NCE and its Subsidiaries, (b) the repayment, redemption, refunding or repurchase of debt and capital stock of NCE or its Subsidiaries, (c) financing working capital requirements, and (d) other lawful general purposes. Financing may not be used to invest in an EWG or a FUCO unless, at the time of each financing transaction, NCE is in compliance with the requirements of rules 53 and 54 under the Act. Any


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deviation from these conditions would require further Commission approval.

          The proposed transactions and the proposed participation of the various Applicants are described below.

          1. External Financing by NCE. During the Authorization Period NCE proposes from time to time to issue and sell capital stock, short-term debt and other securities and to engage in interest rate and equity swaps. Securities may be sold through underwriters or dealers, directly to a limited number of purchasers, or through agents.

          a. Capital Stock. NCE proposes to issue and sell preferred stock or common stock, including stock issued upon the exercise of convertible debt or pursuant to rights, options, warrants and similar securities and income preferred securities.1

          NCE may also buy back shares of such stock or such other securities during the Authorization Period.

          NCE also proposes to issue and/or sell its common stock under certain employee benefit plans and dividend reinvestment plans to be adopted. Such shares may be newly issued shares, treasury shares or shares purchased in the open market.

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1        In connection with issuance of such securities, NCE proposes to form financing entities, as described below, and to issue debt to such entities to back up obligations under securities issued by such entities.



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          Applicants also request authority to solicit proxies, consents or authorizations in connection with employee benefit plans for employees of NCE or its Subsidiaries. Such solicitations shall be within the exemption provided by Rule 65.

          b. Short-term Debt. NCE proposes to issue and sell commercial paper in established domestic or European commercial paper markets to dealers at the discount rate prevailing at the date of issuance for comparable commercial paper. The dealers would reoffer such commercial paper at a discount to investors. NCE also proposes to establish back-up lines of credit providing for borrowings from time to time when it is impracticable to issue commercial paper. Such lines of credit would be in an aggregate principal amount not to exceed the amount of authorized commercial paper, and borrowings under these lines would mature not more than one year from the date of borrowing. NCE also proposes to engage in other types of short-term financing generally available to borrowers with investment grade credit ratings as it may deem appropriate.

          c. Interest Rate and Equity Swaps. NCE proposes to engage in interest rate swaps involving its interest obligations existing at the date of the swap. NCE also proposes to engage in equity swaps in which it would exchange one equity investment market risk for another or would exchange fixed or floating rate interest income from an investment for payments


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based on a stock index.2 Interest rate and equity swaps would be limited to obligations and investments existing at the time of the swap.

          NCE requests reservation of jurisdiction over the use of equity swaps pending completion of the record as to the exact form of transactions. NCE also undertakes to file a post-effective amendment in this proceeding which will describe the general terms of each such equity swap and request a supplemental order of the Commission authorizing the issuance thereof by NCE. Such supplemental order may be issued by the Commission without further public notice in the Federal Register.

          d. Other Securities. In addition to the specific securities for which authorization is sought, NCE also proposes to issue other types of securities that it deems appropriate during the period of the Commission's authorization. NCE requests that the Commission reserve jurisdiction over the issuance of additional types of securities. NCE also undertakes that it will file a post-effective amendment in this proceeding describing the general terms of each such security and obtain a supplemental order of the Commission authorizing the issuance thereof by NCE. Such supplemental orders may be issued by the Commission without further public notice in the Federal Register.

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2        NCE states that equity swaps could be used to hedge earnings from its domestic or international investments, but would not be used to transfer title to the equity securities owned by it that are used in the swap transaction.


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          2. Utility Subsidiary Financings. The Utility Subsidiaries request authorization to engage in certain external financings which are outside the scope of the Rule 52 exemption for financings of utility companies, interest rate swaps and other securities.

          a. Short-term debt. These may include short-term debt financings of PSCo and Cheyenne (less than 12 month maturity) and SPS (less than 18 month maturity) which may be granted but do not require approval by state regulators. Each of these companies may issue commercial paper in established domestic or European commercial paper markets in a manner similar to NCE discussed above.

          b. Interest Rate Swaps. Each Utility Subsidiary may engage in interest rate swaps to the same extent, and under the same conditions, as NCE.

          c. Other Securities. Each Utility Subsidiary may issue other securities in the same manner, and subject to the same conditions, as NCE.

          3. Non-Utility Subsidiary Financings. Each of the Non-Utility Subsidiaries propose to issue other types of securities that are not exempted by Rule 52 from the requirement of Commission approval and that they deem appropriate during the


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period of the Commission's authorization. These Applicants request that the
Commission reserve jurisdiction over the issuance of additional types of securities and also undertake that they will cause a post-effective amendment to be filed in this proceeding describing the general terms of each such security and obtain a supplemental order of the Commission authorizing the issuance thereof by such Applicants. Such supplemental orders may be issued by the Commission without further public notice in the Federal Register.

          4. Intrasystem Financing. The Applicants propose various financing transactions between NCE and its subsidiaries and between certain subsidiaries. The aggregate amount of all such financing would not exceed $4.0 billion excluding amounts exempt pursuant to Rules 45 and 52.

          a. General. NCE proposes to make to its Subsidiaries and certain Subsidiaries propose to make to other Subsidiaries open-account advances, long-term loans and/or capital stock purchases, as determined by NCE and its respective Subsidiaries to be appropriate. These borrowings would be made on a revolving basis and would bear interest at a rate equal to the weighted average effective interest rate of NCE's short-term borrowings or, if no such borrowings are outstanding, at a rate based on the Federal Funds effective rate of interest quoted daily by the Federal Reserve Bank of New York. Such advances may be made through the Money Pools.

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          In addition, the Non-Utility Subsidiaries propose to issue and NCE or other Non-Utility Subsidiaries propose to acquire other types of securities that are not exempted by Rule 52 from the requirement of Commission approval but that are considered by such companies to be appropriate during the period of the Commissions authorization. These Applicants request that the Commission reserve jurisdiction over the issuance of additional types of securities and also undertake that they will cause a post-effective amendment to be filed in this proceeding describing the general terms of each such security and obtain a supplemental order of the Commission authorizing the issuance and acquisition thereof. Such supplemental orders may be issued by the Commission without further public notice in the Federal Register.

          b. Guarantees. The Applicants propose to enter into guarantee arrangements, obtain letters of credit, enter into expense agreements and otherwise provide credit support with respect to the obligations of the other Applicants to third parties. NCE proposes to enter into such arrangements with respect to the obligations of any Subsidiary and any Subsidiary proposes to enter into such arrangements with respect to any other Subsidiary. The aggregate amount of all such arrangements would not exceed $4.0 billion outstanding at any one time, except to the extent the same are exempt pursuant to Rule 52 and are in addition to the $10.0 billion limit on ex

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ternal financing for NCE and its Subsidiaries and the $4.0 billion limit on intrasystem financing.

          5. Changes in Capital Stock of Subsidiaries. The portion of an individual Subsidiary's aggregate financing through the sale of stock to NCE or other immediate parent company cannot be ascertained at this time. NCE and its Subsidiaries request authority to increase such Subsidiary's authorized capital stock and to change the amount or terms of any such Subsidiary's capital stock capitalization by an amount deemed appropriate by NCE or other immediate parent company and to change or eliminate the par value of such stock without further Commission approval. The Applicants also seek authority to solicit proxies, consents or authorizations to obtain shareholder approval regarding changes in their capital stock which may be required under Section 12(e) and Rule 62 thereunder. Such solicitations shall be within the exemption provided by Rule 65.

          6. Financing Entities. In connection with the issuance of income preferred securities or other securities authorized in this proceeding, the Applicants seek authorization to organize new corporations, trusts, partnerships or other entities created for the purpose of facilitating such financings..

          Request is also made for these financing entities to issue such securities to third parties in the event such transactions involving financing by the Applicants are not exempt pursuant to Rule 52. Additionally, request is made for authorization with respect to (i) the issuance of debentures or

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other evidences of indebtedness by any of the Applicants to a financing entity in return for the proceeds of the financing, (ii) the acquisition by any of the Applicants of voting interests or equity securities issued by the financing entity to establish any such Applicant's ownership of the financing entity (the equity portion of the entity generally being created through a capital contribution or the purchase of equity securities, ranging from 1 to 3 percent of the capitalization of the financing entity) and (iii) the guarantee by the Applicants of such financing entity's obligations in connection therewith. Each of the Applicants and the Subsidiaries also request authorization to enter into expense agreements with its respective financing entity, pursuant to which it would agree to pay all expenses of such entity. Any amounts issued by such financing entities to third parties pursuant to this authorization will be included in the overall external financing limitation authorized herein for the immediate parent of such financing entity, however, the indebtedness issued by an Applicant to a financing entity will not count against the intrasystem financing limit set forth herein. Applicants also request that SPS be authorized to retain Southwestern Public Service Capital I, a wholly owned trust, that issued trust preferred securities and loaned the proceeds to SPS.

          7. Existing Financing Arrangements. The Applicants propose to retain such financing arrangements as were in

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place prior to the Merger and which are not otherwise exempted from the provisions of the Act.

          8. Establishment of Money Pools. The Applicants propose to establish
(i) the Utility Money Pool and the Utility Subsidiaries, to the extent not exempted by Rule 52, also request authorization to make borrowings and to contribute to the Utility Money Pool and (ii) the Non-Utility Money Pool in which the Non-Utility Subsidiaries as well as any other newly formed Non-Utility Subsidiaries, may participate. The Non-Utility Money Pool activities of all of the Non-Utility subsidiaries except PSCCC are exempt from the prior approval requirements of the Act under Rule 52. Applicants propose PSCCC participate in the Non-Utility Money Pool. Applicants also propose NCE contribute surplus funds and lend and extend credit to (a) the Utility Subsidiaries through the Utility Money Pool and (b) the Non-Utility Subsidiaries through the Non-Utility Money Pool. Funds made available by NCE for loans through the money pools will be made available first for loans through the Utility Money Pool and thereafter for loans through the Non-Utility Money Pool. No loans through the Utility Money Pool would be made to, and no borrowings through the Utility Money Pool would be made by, NCE.

          The maximum amount of Money Pool borrowings outstanding for each Subsidiary will be determined by NCE and the Subsidiaries in accordance with business needs. Actual short-term financing would be issued based on working capital requirements

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and any interim financing needed to bridge between issuances of long-term capital.

          NC Services will operate and administer the Utility and Non-Utility Money Pools on an "at cost" basis and will maintain separate records for each money pool. Surplus funds of the Utility Money Pool and the Non-Utility Money Pool may be combined in common short-term investments, but separate records of such funds shall be maintained by NC Services as administrator of the pools, and interest thereon shall be separately allocated, on a daily basis, to each Money Pool in accordance with the proportion that the amount of each Money Pool's surplus funds bears to the total amount of surplus funds available for investment from both Money Pools and will be similarly allocated among the Participants.

          a. Utility-Money Pool. Under the proposed terms of the Utility Money Pool, funds would be available for short-term loans to the Utility Subsidiaries from time to time. The maximum short-term debt under the Utility Money Pool to be issued by PSCo, SPS and Cheyenne will not exceed 40% of their total capitalization.

          Utility Money Pool participants that borrow would borrow pro rata from each company that lends, in the proportion that the total amount loaned by each such lending company bears to the total amount then loaned through the Utility Money Pool. On any day when more than one fund source (e.g., surplus treas-

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ury funds of NCE and other Utility Money Pool participants ("Internal Funds")
and proceeds from bank borrowings or commercial paper sales by the Utility Subsidiaries or NCE ("External Funds")), with different rates of interest, is used to fund loans through the Utility Money Pool, each borrower would borrow pro rata from each such fund source in the Utility Money Pool in the same proportion that the amount of funds provided by that fund source bears to the total amount of short-term funds available to the Utility Money Pool.

          The interest rate applicable and payable to or by subsidiaries for all loans of Internal Funds will be the rates for high-grade unsecured 30-day commercial paper sold through dealers by major corporations as quoted in The Wall Street Journal. The interest rate applicable to loans of such External Funds would be equal to the lending company's cost for such External Funds (or, if more than one Utility Money Pool participant had made available External Funds on such day, the applicable interest rate would be a composite rate equal to the weighted average of the cost incurred by the respective Utility Money Pool participants for such External Funds). In cases where both Internal Funds and External Funds are concurrently borrowed through the Utility Money Pool, the rate applicable to all loans comprised of such "blended" funds would be a composite rate.

          Funds not required by the Utility Money Pool to make loans (with the exception of funds required to satisfy the

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Utility Money Pool's liquidity requirements) would ordinarily be invested in one or more short-term investments.

          b. Non-Utility Money Pool. The Non-Utility Money Pool will be operated on the same terms and conditions as the Utility Money Pool. All contributions to, and borrowings from, the Non-Utility Money Pool are exempt pursuant to the terms of Rule 52 under the Act, except contributions and extensions of credit by NCE and PSCCC and short-term borrowings by PSCCC in an amount not to exceed 40% of its total capitalization, authorization for which is hereby requested.

          9. Financing of EWGs and FUCOs. NCE's Non-Utility Subsidiaries, e prime and Quixx and their subsidiaries, currently own investments in EWGs. Sections 32 and 33 of the Act permit a registered holding company to acquire and maintain interests in one or more EWGs or FUCOs without the need to apply for or receive approval from the Commission. To the extent that funds for one or more projects are required in excess of internally generated funds, NCE hereby requests Commission authorization to invest proceeds from the financings authorized hereby in EWGs and FUCOs in compliance with Rule 53(a)(1) such that NCE's aggregate investment at any one time during the period covered by this Application will not exceed 50% of its "consolidated retained earnings", as defined in Rule 53(a)(1)(ii).



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          For the Commission, by the Division of Investment Management, pursuant to delegated authority.